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                                                                     EXHIBIT 3.2

                               LOCK UP AGREEMENT

     This LOCK UP AGREEMENT ("Agreement") dated and effective the 17th day of March, 2000, is by and between Douglas Roe ("Shareholder"), and Cambridge Creek Companies, Ltd., a Nevada corporation ("Company").

     NOW THEREFORE, the parties hereto agree as follows:

     Shareholder hereby represents, warrants, covenants and agrees, for the benefit of the Company and the holders of record (the "third party beneficiaries") of the Company's outstanding securities, including the Company's Common Stock, $.001 par value (the "Stock") at the date hereof and during the pendency of this Agreement that the Shareholder will not transfer, sell, contract to sell, devise, gift, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, directly or indirectly, his shares of Stock of the Company owned beneficially or otherwise by the Shareholder except in connection with or following completion of a merger, acquisition or other transaction by the Company resulting in the Company no longer being classified as a blank check company as defined in Section 7(b)(3) of the Securities Act of 1933, as amended. Any attempted sale, transfer or other disposition in violation of this Agreement shall be null and void. The Shareholder further agrees that the Company (i) may instruct its transfer agent not to transfer such securities (ii) may provide a copy of this Agreement to the Company's transfer agent for the purpose of instructing the Company's transfer agent to place a legend on the certificate(s) evidencing the securities subject hereto and disclosing that any transfer, sale, contract for sale, devise, gift, assignment, pledge or hypothecation of such securities is subject to the terms of this Agreement and (iii) may issue stop-transfer instructions to its transfer agent for the period contemplated by this Agreement for

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such securities. This Agreement shall be binding upon the Shareholder, his agents, heirs, successors, assigns and beneficiaries. Any waiver by the Company of any of the terms and conditions of this Agreement in any instance must be in writing and must be duly executed by the Company and the Shareholder and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. The Shareholder agrees that any breach of this Agreement will cause the Company and the third party beneficiaries irreparable damage for which there is no adequate remedy at law. If there is a breach or threatened breach of this Agreement by the Shareholder, the Shareholder hereby agrees that the Company and the third party beneficiaries shall be entitled to the issuance of an immediate injunction without notice to restrain the breach or threatened breach. The Shareholder also agrees that the Company and all third party beneficiaries shall be entitled to pursue any other remedies for such a breach or threatened breach, including a claim for money damages.

SHAREHOLDER:                           COMPANY:

                                       CAMBRIDGE CREEK COMPANIES, LTD.

/s/ Douglas Roe                        /s/ Douglas Roe
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Douglas Roe, President                 By Douglas Roe, President


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